Exhibit 10. Description of Stock Appreciation Rights

        The Stock Option Committee of the Board of Directors approved the grant of a total of 300,000 stock appreciation rights (“SARs”) at a strike price of $18.00 per share to be allocated among employees other than the Company’s executive officers. The president of the Company is authorized to award 50,000 of the 300,000 SARs. The SARs are exercisable for cash only and are subject to other terms and conditions set forth in the form of SAR agreement attached to this description. The grants are pursuant to resolutions of the Committee.

Attachment to February 2001 Grants of
Stock Appreciation Rights (“SARs”)

In consideration of your agreement to remain in the employ of the Company or a Subsidiary until the SARs (defined below) becomes exercisable and for other good and valuable consideration, the Company grants you ________ SARs upon the terms and conditions set forth in this Attachment and the cover letter to this Attachment at an exercise price of $18.00 per SAR. The SARs shall be subject in all respects to the provisions of this Attachment and the cover letter to this Attachment.

ARTICLE I
DEFINITIONS

        Whenever the following terms are used in this Attachment, they shall have the meanings specified below unless the context clearly indicates to the contrary.

Section 1.1 – Committee

        “Committee” shall mean the Stock Option Committee of the Board of Directors of the Company, or a successor committee, or the Board of Directors of the Company, if there is no Committee appointed.

Section 1.2 – Code

        “Code” shall mean the Internal Revenue Code of 1986, as it may be hereafter amended.

Section 1.3 – Fair Market Value

        “Fair Market Value” on any date shall mean the average of the high and low prices of the Shares, as reported in The Wall Street Journal, or if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (“NASDAQ”) System, or if the Class A Stock is not reported by NASDAQ, the Fair Market Value shall be as determined by the Committee pursuant to Section 422 of the Code.

Section 1.4 – Grant Date

        “Grant Date” shall mean the grant date stated in the cover letter to this Attachment.

Section 1.5 – SARs

        “SARs” shall mean the Stock Appreciation Rights granted hereunder.

Section 1.6 – Shares

        “Shares” shall mean shares of the Company’s Class A Common Stock.

Section 1.7 – Subsidiary

        “Subsidiary” shall mean any corporation of which 50% or more of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by the Company; or a partnership, joint venture or other unincorporated entity of which more than 50% interest in the capital, equity or profits is directly or indirectly owned by the Company.

Section 1.8 – Termination of Employment

        “Termination of Employment” shall mean the time when the employee-employer relationship between you and the Company or any Subsidiary is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death or retirement, but excluding any termination where there is a simultaneous reemployment by the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all other matters and questions relating to a Termination of Employment, including, but not limited to, the question of whether a Termination of Employment resulted from a discharge for cause, and all questions of whether a particular leave of absence constitutes Termination of Employment.

ARTICLE II
EXERCISABILITY OF SARs

Section 2.1 – Commencement and Duration of Exercisability

(a)	Subject to Section 2.2, the SAR shall become exercisable (vest) as follows:

(1)	_____ SARs will become exercisable on February 7, 2003.
(2)	An additional _____ SARs will become exercisable February 7, 2004.
(3)	The remaining _____ SARs will become exercisable on February 7, 2005.

(b)

The SARs or portion thereof that have become exercisable under the provisions of this Section 2.1 shall remain exercisable until such time as it may no longer be exercised pursuant to the provisions of Section 2.2.

(c)	No portion of the SARs that is unexercisable upon your Termination of Employment shall thereafter become exercisable.

Section 2.2 – Expiration of SARs

        The SARs expire and may not be exercised to any extent after the first to occur of the following events:

(1)	The expiration of ten years from the Grant Date;
(2)	The expiration of one year from the date of your Termination of Employment by reason of your death, retirement or disability (within the meaning of Section 22(e)(3) of the Code); or
(3)

The expiration of three months from the date of your Termination of Employment unless such Termination of Employment results from your death, retirement or disability (within the meaning of Section 22(e)(3) of the Code).

ARTICLE III
EXERCISE OF SARs

Section 3.1 – Person Eligible to Exercise

        During your lifetime, only you may exercise the SARs or any portion thereof. After your death, any portion of the SARs that is exercisable on the date of your death may, prior to the time when the SARs may no longer be exercised pursuant to the provisions of Section 2.2, be exercised by your personal representative or by any person empowered to do so under your will or under the then applicable laws of descent and distribution.

Section 3.2 – Partial Exercise

        Any portion of the SARs that is then exercisable pursuant to the provisions of Section 2.1 may be exercised at any time prior to the time when the SARs may no longer be exercised pursuant to the provisions of Section 2.2; provided, however, that each partial exercise shall be for whole shares only.

Section 3.3 – Manner of Exercise

(a)

When the SAR, or any portion thereof, becomes exercisable, it may be exercised by delivery of a completed SAR exercise form (in such form as determined by the Committee or its designee) to the Company, as well as by complying with all applicable rules established by the Committee or its designee.

(b)	Upon delivery of a completed SAR exercise form, the Company shall pay you, subject to applicable withholding taxes, cash in an amount equal to the product of:

(1)	the number of SARs exercised by you, multiplied by
(2)	an amount equal to the difference of: (i) the Fair Market Value of the Shares on the day of exercise, minus (ii) the exercise price.

(c)	No Shares may be issued upon exercise of the SARs.

(d)	In the event the SARs or portion thereof shall be exercised by any person other than you, appropriate proof of the right of such person to exercise the SARs is/will be required.

Section 3.4 – Rights as Shareholder

        The holder of the SARs shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company.

ARTICLE IV
MISCELLANEOUS

Section 4.1 – Administration

        The Committee or its designee shall have the power to interpret this Attachment and to adopt such rules for the administration, interpretation and application as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or its designee in good faith shall be final and binding upon you and all other interested persons. No member of the Committee or designee of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the SARs.

Section 4.2 – SARs Not Transferable

        Neither the SARs nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of you or your successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 4.2 shall not prevent transferees by will or by the applicable laws of descent and distribution.

Section 4.3 – Withholding

        All applicable federal, state or local withholding taxes (collectively, “Withholding Taxes”) shall be withheld by the Company upon payment of the value of the SAR.

Section 4.4 – No Right of Continued Employment

        Nothing contained in this Attachment or in the Plan shall confer upon you any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge you at any time for any reason whatsoever, with or without cause.

Section 4.5 – Adjustments to the SARs

(a)

Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of SARS, as well as the exercise price per SAR, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the SARs.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, all outstanding SARs will expire immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that all SARs terminate as of a date fixed by the Committee and give each SAR holder the right to exercise his SAR in whole or in part, including any unexercisable portion of the SARs.

(c)

Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee, in the exercise of its sole discretion, may take such action as it deems desirable, including, but, not limited to: (i) causing the SARs to be assumed or equivalent SARs to be substituted by such successor corporation or a parent or subsidiary of such successor corporation, (ii) declare all SARs immediately exercisable and provide that each SAR holder shall have the right to exercise his SAR, in whole or in part, or (iii) declare that SARs shall terminate at a date fixed by the Committee provided that the SAR holder is given notice and opportunity prior to such date to exercise that portion of his SAR that is currently exercisable.

Section 4.6 – Heirs, etc.

        The cover letter and this Attachment shall be binding on you, any heirs and personal representatives and on the Company and its successors and assigns.

Section 4.7 – Forfeiture for Dishonesty

        Notwithstanding anything to the contrary in this Attachment, if the Committee finds, by a majority vote, after full consideration of the facts presented on behalf of both the Company and any SAR holder, that the SAR holder has been engaged in fraud, embezzlement, theft, commission of a felony or dishonest conduct in the course of his employment or retention by the Company or any subsidiary that damaged the Company or any subsidiary or that the SAR holder has disclosed trade secrets of the Company or any subsidiary, the SAR holder shall forfeit all unexercised SARs. The decision of the Committee in interpreting and applying the provisions of this Section 4.7 shall be final. No decision of the Committee, however, shall affect the finality of the discharge or termination of such SAR holder by the Company or any subsidiary in any manner.

Section 4.8 – No Prohibition on Corporate Action

        No provision of this Attachment shall be construed to prevent the Company or any officer or director thereof from taking any corporate action deemed by the Company or such officer or director to be appropriate or in the Company’s best interest, whether or not such action could have an adverse effect on the SARs granted hereunder, and no SAR holder or SAR holder’s estate, personal representative or beneficiary shall have any claim against the Company or any officer or director thereof as a result of the taking of such action.

Section 4.9 – Notices

        Any notice to be given to the Company under the terms of this Attachment shall be addressed to the Company in care of the Vice President – Finance, and any notice to be given you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 4.9, either party may hereafter designate a different address for notices. Any notice that is required to be given to you shall, if you are then deceased, be given to your personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.9. Any notice shall have been deemed duly given when delivered in person, deposited in first class United States mail, postage prepaid, or sent by overnight courier.

Section 4.10 – Outstanding Loans

        Notwithstanding any other provision set forth in this Attachment, if you have an outstanding loan obligation to the Company or its subsidiaries, or with respect to which the Company guaranteed payment, or is otherwise liable, at the time of your Termination of Employment, the SARs may not be exercised until any and all amounts, including but not limited to, principal, accrued interest, costs and fees, due under such outstanding loan obligation are paid in full, and thereafter, only if the SARs have not expired by its terms pursuant to this Attachment.

Section 4.11 – Titles

        Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Attachment.

Section 4.12 – Construction

        The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.